EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in TIBCO Software Inc.’s Annual Report on Form 10-K for the year ended November 30, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, California
April 11, 2013